Exhibit 10.25
AMENDMENT
TO
TIME-BASED AND PERFORMANCE-BASED EQUITY AWARD AGREEMENTS
AMENDMENT TO TIME-BASED AND PERFORMANCE-BASED EQUITY AWARD AGREEMENTS (this “Amendment”), dated the date of the last signature below, by and between Verint Systems Inc. (the “Company”) and __________ (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive are party to the following equity award agreements (among others):
1.	[Two][1] Time-Based [Restricted Stock Unit][Deferred Stock] Award Agreements relating to grant of time-based equity on July 2, 2007,

2.	A Performance-Based [Restricted Stock Unit][Deferred Stock] Award Agreement relating to grant of performance-based equity on July 2, 2007

3.	A Time-Based [Restricted Stock Unit][Deferred Stock] Award Agreement relating to grant of time-based equity on May 28, 2008, and

4.	A Performance-Based [Restricted Stock Unit][Deferred Stock] Award Agreement relating to grant of performance-based equity on May 28, 2008
(the foregoing agreements, collectively, the “2007 & 2008 Agreements”); and
5.	A Time-Based [Restricted Stock Unit][Deferred Stock] Award Agreement relating to grant of time-based equity approved on [March 4, 2009][May 20, 2009], and

6.	A Performance-Based [Restricted Stock Unit][Deferred Stock] Award Agreement relating to grant of performance-based equity approved on [March 4, 2009][May 20, 2009]
(the foregoing agreements, collectively, the “2009 Agreements”); and
WHEREAS, each of the 2007 & 2008 Agreements contains one or more vesting conditions relating to the Company being current with its SEC filings, to the Company being relisted on the Nasdaq (or a comparable national exchange), and/or to the Company having available additional shareholder-approved plan capacity under one or more of its equity incentive plans (collectively, the “Compliance Vesting Conditions”);
WHEREAS, the Company and the Executive wish to amend the 2007 & 2008 Agreements to remove any and all Compliance Vesting Conditions which may be present in such agreements in order to permit the equity awards evidenced thereby to vest in accordance with their regular time-vesting or performance-vesting schedule, as specified in such award agreements, and to make certain other associated changes;

[1]	For Robinson, replace with “Three”.

WHEREAS, each of the 2009 Agreements contains a provision relating to the timing of the delivery of the shares underlying the award (the “Delayed Delivery Provision”), which the Company and the Executive wish to [modify][delete]2;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree and hereby amend the 2007 & 2008 Agreements and the 2009 Agreements as follows:
1. Any and all references to the Compliance Vesting Conditions contained in the 2007 & 2008 Agreements (including in the associated Notices of Grant) are hereby deleted in their entirety such that the equity awards evidenced thereby vest in accordance with their regular time-vesting or performance-vesting schedule, as specified in such award agreements, and such award agreements shall, from and after the date of this Amendment, be read as if such Compliance Vesting Conditions had not been included in such agreements.
2. The foregoing amendment shall have no effect on any transfer or re-sale restrictions contained in the 2007 & 2008 Agreements, including, but not limited to, transfer restrictions relating to the Company having in place an effective registration statement relating to the re-sale of the shares underlying the award.
3. Unless otherwise determined by resolution of the Stock Option Committee of the Board of Directors of the Company, to the extent the equity awards evidenced by the 2007 & 2008 Agreements are not already under and subject to the Company’s 2004 Stock Incentive Compensation Plan, as amended (the “Plan”), these equity awards and the 2007 & 2008 Agreements are hereby placed under and made subject to the terms and conditions of the Plan;
4. [The following provision is hereby added to the subsection of each of the 2007 & 2008 Agreements governing the issuance of shares following the vesting of the awards: “Subject to any other provision of this Agreement which would further delay the delivery of such Shares, the Shares underlying any portion of this Award which vests shall not be delivered to the Grantee until the earliest of the following events: (i) the date Grantee’s employment with the Company (or a Subsidiary or Affiliate) is terminated (by either party), (ii) the date the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the resale of such Shares, provided that if the Executive is subject to a Company-imposed trading blackout on such date, then the date such trading blackout is lifted, and (iii) the date that the short-term deferral period under Section 409A of the Code expires with respect to such vested Shares.”]3

[2]	Use “modify” for the U.S. executive officers; use “delete” for non-U.S. executive officers.

[3]	Include for U.S. executive officers only.

5. [The second clause of the Delayed Delivery Provision in each of the 2009 Agreements, which currently reads “the date the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the resale of such Shares” is hereby replaced with the following: “the date the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the resale of such Shares, provided that if the Executive is subject to a Company-imposed trading blackout on such date, then the date such trading blackout is lifted”.]
[The Delayed Delivery Provision in each of the 2009 Agreements is hereby deleted and replaced with the following: “[Omitted]”.]4
6. Except as expressly amended hereby, the 2007 & 2008 Agreements and the 2009 Agreements shall remain in full force and effect in accordance with their respective terms. For the avoidance of doubt, nothing herein is intended to or shall be construed to defer delivery of any shares which vest under the terms of the applicable award agreements beyond the date that the short-term deferral period under Section 409A of the Internal Revenue Code expires with respect to such vested shares.
7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed by facsimile.
IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment on the later of the dates written below.

VERINT SYSTEMS INC.		EXECUTIVE

By

	Name:	Name:
	Title:	Date:
Date:

[4]	Use first paragraph for U.S. executive officers; use second paragraph for non-U.S. executive officers.